UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

TD Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-35509	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4211 South 102nd Street Omaha, Nebraska		68127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (402) 331-7856

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

On January 17, 2013, certain wholly owned subsidiaries of TD Ameritrade Holding Corporation (the “Registrant”), namely, TD Ameritrade, Inc., TD Ameritrade Clearing, Inc. and TD Ameritrade Trust Company (collectively, the “Ameritrade Companies”) entered into an Insured Deposit Account Agreement (the “IDA Agreement”), with TD Bank USA, N.A., TD Bank, N.A. (together with TD Bank USA, the “Depository Institutions”) and, for certain purposes, The Toronto-Dominion Bank (“TD”). The Depository Institutions are wholly owned subsidiaries of TD, and TD owns approximately 45% of the Registrant’s common stock. The IDA Agreement replaces and supersedes a previous Insured Deposit Account Agreement, dated as of December 19, 2009, among the same parties. The IDA Agreement is effective beginning January 1, 2013 and has an initial term expiring July 1, 2018. It is automatically renewable for successive five-year terms, provided that it may be terminated by either the Ameritrade Companies or the Depository Institutions by providing written notice of non-renewal at least two years prior to the initial expiration date or the expiration date of any subsequent renewal period.

Under the IDA Agreement, to the extent the Ameritrade Companies make available money market deposit accounts to their clients as a designated sweep alternative, the Ameritrade Companies are required to make FDIC-insured money market deposit accounts at the Depository Institutions the default designated money market deposit account and the exclusive sweep option for money market deposit accounts, subject to certain exceptions. The Depository Institutions make available to clients of the Ameritrade Companies FDIC-insured money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts. The Ameritrade Companies provide marketing, recordkeeping and support services for the Depository Institutions with respect to the money market deposit accounts. In exchange for providing these services, the Depository Institutions pay the Ameritrade Companies an aggregate marketing fee based on the weighted average yield earned on the client IDA assets, less the actual interest paid to clients, a servicing fee to the Depository Institutions of 25 basis points (subject to adjustment) and the cost of FDIC insurance premiums.

The marketing fee earned on the IDA Agreement is calculated based on two primary components: (a) the yield on fixed-rate notional investments, based on prevailing fixed rates for identical balances and maturities in the interest rate swap market (generally LIBOR-based) at the time such investments were added to the IDA portfolio (including any adjustments required to adjust the variable rate leg of such swaps to a one-month reset frequency and the overall swap payment frequency to monthly) and (b) the yield on floating-rate investments, calculated daily based on the greater of the following rates published by the Federal Reserve: (i) the interest rate paid by Federal Reserve Banks on balances held in excess of required reserve balances and contractual clearing balances under Regulation D and (ii) the daily effective federal funds rate.

The IDA Agreement provides that the Ameritrade Companies may designate amounts and maturity dates for the fixed-rate notional investments in the IDA portfolio, subject to certain limitations. In the event that (1) the federal funds effective rate is established at 0.75% or greater and (2) the rate on 5-year U.S. dollar interest rate swaps is equal to or greater than 1.50% for 20 consecutive business days, then the rate earned by the Ameritrade Companies on new fixed-rate notional investments will be reduced by 20% of the excess of the 5-year U.S. dollar swap rate over 1.50%, up to a maximum of 0.10%.

The interest rates paid to clients are set by the Depository Institutions and are not linked to any index. The servicing fee to the Depository Institutions is equal to 25 basis points on the aggregate average daily balance in the IDA accounts, subject to adjustment as it relates to deposits of less than or equal to $20 billion kept in floating-rate investments or in fixed-rate notional investments with a maturity of up to 24 months (“short-term fixed-rate investments”). For floating-rate and short-term fixed-rate investments, the servicing fee is equal to the difference of the interest rate earned on the investments less the FDIC premiums paid (in basis points), divided by two. The servicing fee has a floor of 3 basis points (subject to adjustment from time to time to reflect material changes to the Depository Institutions’ leverage costs) and a maximum of 25 basis points.

In the event the marketing fee computation results in a negative amount, the Ameritrade Companies must pay the Depository Institutions the negative amount. This effectively results in the Ameritrade Companies guaranteeing the Depository Institutions revenue equal to the servicing fee on the IDA Agreement, plus the reimbursement of FDIC insurance premiums. The fee computation under the IDA Agreement is affected by many variables, including the type, duration, principal balance and yield of the fixed-rate and floating-rate investments, the prevailing interest rate environment, the amount of client deposits and the yield paid on client deposits. Because a negative IDA marketing fee computation would arise only if there were extraordinary movements in many of these variables, the maximum potential amount of future payments the Ameritrade Companies could be required to make under this arrangement cannot be reasonably estimated. Management believes the potential for the marketing fee calculation to result in a negative amount is remote.

Item 2.02 Results of Operations and Financial Condition

On January 22, 2013, the Registrant released its financial results for its first fiscal quarter ended December 31, 2012. A copy of the news release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	News Release issued by the Registrant on January 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 22, 2013	TD AMERITRADE HOLDING CORPORATION

	By:	/s/ WILLIAM J. GERBER
William J. Gerber
Executive Vice President, Chief Financial Officer

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